Exhibit 99.1

AMEDISYS REPORTS SECOND QUARTER

NET INCOME OF $0.16 PER SHARE

Company Increases Guidance

COMPANY TO HOST CONFERENCE CALL TODAY AT 10:00 AM ET

BATON ROUGE, Louisiana (August 12, 2003)—Amedisys, Inc. (Nasdaq: “AMED” or the “Company”), one of America’s leading home health nursing companies, today reported its financial results for the second quarter of 2003.

For the three months ended June 30, 2003, the Company recorded revenues of $32.2 million, compared with $32.9 million in the second quarter of 2002. Pretax income totaled $2.4 million in the most recent quarter, versus pretax income of $2.6 million in the prior-year period.

Net income of $1.5 million, or $0.16 per diluted share, was recorded in the second quarter of 2003, versus net income of $1.7 million or $0.18 per diluted share, in the same period of 2002. The prior year quarter included an income tax expense of $1.0 million, and for fiscal 2003, the Company recorded an income tax expense of $0.9 million.

For the six months ended June 30, 2003, the Company recorded revenues of $63.3 million, compared with $64.7 million in the second quarter of 2002. Pretax income totaled $4.3 million for the current year, versus pretax income of $5.2 million in the prior-year period.

Net income of $2.7 million, or $0.28 per diluted share, was recorded for the six months ended June 30, 2003, versus net income of $5.7 million or $0.67 per diluted share, in the year-earlier quarter. The prior year included a net benefit of $0.5 million related to the elimination of the valuation allowance for net deferred tax assets, whereas for fiscal 2003, the Company recorded an income tax expense of $1.6 million.

Net income per diluted share for the three months, and six months, ended June 30, 2003 includes in Other income approximately $0.01 of income considered to be non-recurring in nature.

“We are clearly very pleased with our results for the quarter, which exceeded both the earnings, and other guidance, previously communicated,” commented William F. Borne, Chief Executive Officer. “Since we believe that this level of operational performance can be sustained and, together with the impact of the Metro Preferred acquisition announced last week, we are increasing our full year estimates to between $0.63 and $0.67 cents per share, compared with the $0.50 to $0.60 previously communicated.”

“Our earnings are a direct reflection of a number of factors, including significant information system enhancements, allowing for real time patient episode analysis and management, the operational restructuring undertaken in response to recent Medicare reimbursement changes, and continued focus on controlling expenses. The restructuring, as previously indicated, was not fully reflected in our earnings for the first quarter.

“Internal growth of Medicare patient admissions for the most recent quarter grew by 8 percent when compared with the second quarter of 2002, and our utilization of nursing resources on Medicare patients has remained at approximately the level seen in the previous quarter. The combination of a reduction in private insurance related revenue, and a restructuring of the clinical management process, have resulted in a significant improvement in gross margin to 59.3 percent in the second quarter, compared to 55.6 percent in the comparable period of 2002.

“The two percent decrease in revenue from 2002, despite the strong admission growth referred to above, is attributable to the combined impact of a reduction in private insurance related revenue, and Medicare reimbursement reductions effective on October 1, 2002, and April 1, 2003 (approximately 5.0 and 3.0 percent respectively). This decrease was offset in part by internal growth, and the improvements arising from clinical and operational enhancements, including the information system upgrades referred to above.

“The Company continued to reduce its debt during the quarter ended June 30, 2003, and ended the quarter with cash of over $12.8 million, an increase of $4.5 million from March 31, 2003. We are excited to report that stockholders’ equity of $21.1 million exceeded total debt of $20.3 million, including capital leases, for the first time in the Company’s history. This continued improvement in our overall balance sheet position provides the Company with improved financial flexibility, as well as the ability to consider further acquisitions,” concluded Mr. Borne.

Amedisys, Inc. also announced that a final agreement has been reached with the Office of the Inspector General. This matter was isolated to one market, and was self-reported in 1998. The repayment of $1.2 million will be made over three years, for which a full accrual has been made in prior periods, and will accompany a Corporate Integrity Agreement, which will not impose additional material obligations on the Company.

The Company will provide further information today on these results during a teleconference call that is scheduled for 10:00 a.m. ET. To access this call, please dial 1-888-896-0863 (domestic), or 1-973-582-2703 (international) a few minutes before 10:00 a.m. ET. A replay of the conference call will be available until August 19, 2003, by dialing 1-877-519-4471 (domestic), or 1-973-341-3080 (international). The replay pin number is #4078199.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. The Company had approximately $129 million in revenue in 2002. Its common stock trades on the Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on this Company can be found on the World Wide Web

http://www.amedisys.com

Contact:	Amedisys, Inc.	EURO RSCG Life NRP
	Chief Financial Officer	Investors/Media
	Greg Browne	John Capodanno
	212.292.2031	212.845.4258
	gbrowne@amedisys.com	john.capodanno@nrp-euro.com

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2003 and 2002

(Unaudited, Dollar amounts in 000’s, except per share data)

	Three months ended		Six months ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Net service revenue	$32,194	$32,854	$63,326	$64,704
Cost of service revenue	13,100	14,573	26,009	28,442

Gross margin	19,094	18,281	37,317	36,262

General and administrative expenses:
Salaries and benefits	9,881	9,637	19,742	19,068
Other	6,657	5,679	12,835	11,236

Total general and administrative expenses	16,538	15,316	32,577	30,304

Operating income	2,556	2,965	4,740	5,958
Other income and expense:
Interest income	24	24	41	42
Interest expense	(341)	(420)	(701)	(998)
Other income, net	199	77	209	208

Total other expense, net	(118)	(319)	(451)	(748)

Income before income taxes	2,438	2,646	4,289	5,210
Income tax expense (benefit)	924	986	1,626	(452)

Net income	$1,514	$1,660	$2,663	$5,662

Basic weighted average common shares outstanding	9,477	8,531	9,402	7,890
Basic income per common share	$0.16	$0.19	$0.28	$0.72

Diluted weighted average common shares outstanding	9,666	9,112	9,583	8,493
Diluted income per common share	$0.16	$0.18	$0.28	$0.67

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of June, 2003 and December 31, 2002

(Dollar amounts in 000’s, except share data)

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS
CURRENT ASSETS:

Cash and cash equivalents	$12,801	$4,861
Patient accounts receivable, net of allowance for doubtful accounts of $2,192 at June 30, 2003 and $1,865 at December 31, 2002	9,424	14,102
Prepaid expenses	1,631	1,600
Deferred income taxes	2,376	1,803
Inventory and other current assets	722	857

Total current assets	26,954	23,223
Property and equipment, net	7,378	8,257
Deferred income taxes	—	1,711
Other assets, net	25,737	25,768

Total assets	$60,069	$58,959

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,029	$2,495
Accrued expenses:
Payroll and payroll taxes	7,394	6,504
Insurance	2,309	2,171
Income taxes	457	297
Legal settlements	2,035	1,887
Other	3,148	3,074
Current portion of long-term debt	3,615	3,903
Current portion of obligations under capital leases	2,274	2,476
Current portion of Medicare liabilities	7,795	8,948

Total current liabilities	31,056	31,755
Long-term debt	2,879	4,474
Obligations under capital leases	334	1,042
Deferred income taxes	391	—
Long-term Medicare liabilities	3,444	3,898
Other long-term liabilities	826	827

Total liabilities	38,930	41,996
STOCKHOLDERS’ EQUITY:

Preferred stock, $.001 par value, 5,000,000 shares authorized; none outstanding	—	—

Common stock, $.001 par value, 30,000,000 shares authorized; 9,533,810 and 9,167,976 shares issued at June 30, 2003 and December 31, 2002, respectively	10	9
Additional paid-in capital	30,951	29,439
Treasury stock at cost (4,167 shares of common stock held at June 30, 2003 and December 31, 2002)	(25)	(25)
Accumulated deficit	(9,797)	(12,460)

Total stockholders’ equity	21,139	16,963

Total liabilities and stockholders’ equity	$60,069	$58,959

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